Exhibit 99.1

Albany International Reports First-Quarter Results

First-quarter Financial Highlights

  Net sales were $186.7 million, compared to $180.1 million in Q1 2012, an increase of 3.7 percent.
  Adjusted EBITDA for Q1 2013 was $33.8 million, compared to $25.6 million in Q1 2012 (see Tables 4 and 5).
  Q1 2013 income from continuing operations was $0.37 per share. These results include restructuring charges of $0.01, foreign currency revaluation gains of $0.02, a gain on the sale of a former manufacturing facility of $0.08, and net unfavorable discrete income tax adjustments of $0.01 (see Table 6).
  Q1 2012 income from continuing operations was $0.00 per share. These results included restructuring charges of $0.01, foreign currency revaluation losses of $0.11, a pension settlement charge of $0.19, and net favorable discrete income tax adjustments of $0.22 (see Table 7).
  During Q1 2013, the Company entered into a new, $330 million five-year revolving credit facility agreement, replacing the previous $390 million facility agreement. Additionally, we completed the redemption of all remaining Convertible Senior Notes that were due in 2026.

ROCHESTER, N.H.--(BUSINESS WIRE)--May 1, 2013--Albany International Corp. (NYSE:AIN), a global advanced textiles and materials processing company with core businesses in machine clothing and engineered composites, reported Q1 2013 income from continuing operations of $11.5 million. These results include restructuring charges of $0.6 million, foreign currency revaluation gains of $0.7 million, a gain on the sale of a former manufacturing facility of $3.8 million, and net unfavorable discrete income tax adjustments of $0.2 million (see Table 6).

Q1 2012 income from continuing operations was a loss of $0.1 million. These results included restructuring charges of $0.3 million, foreign currency revaluation losses of $5.6 million, a pension settlement charge of $9.2 million, and net favorable discrete income tax adjustments of $6.7 million (see Table 7).

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
	Net Sales Three Months ended March 31,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency
(in thousands)	2013	2012	Change	Rates	Rate Effect
Machine Clothing (MC)	$167,409	$164,288	1.9%	($388)	2.1%
Engineered Composites (AEC)	19,245	15,789	21.9%	-	21.9%
Total	$186,654	$180,077	3.7%	($388)	3.9%

Q1 2013 gross profit was $72.8 million, or 39.0 percent of net sales, compared to $68.3 million, or 37.9 percent of net sales, in the same period of 2012. The increase in gross profit percentage was attributable to results in Machine Clothing, where gross profit margins increased from 41.4 percent in 2012 to 44.2 percent in 2013, reflecting continued strong performance in the Americas and the cumulative effect of productivity improvements and restructuring. AEC gross profit was negatively affected by inventory write-offs and other losses associated with a legacy program at the Company’s Boerne, Texas, facility.

Selling, technical, general, and research (STG&R) expenses were $49.6 million, or 26.6 percent of net sales, in the first quarter of 2013. STG&R expenses reflect lower pension expense related to the settlement of certain pension liabilities in 2012. STG&R expenses also include gains of $0.7 million related to the revaluation of non-functional-currency assets and liabilities, and a gain of $3.8 million related to the sale of a former manufacturing facility. In the first quarter of 2012, STG&R expenses were $59.8 million, or 33.2 percent of net sales, including losses of $1.8 million related to the revaluation of non-functional-currency assets and liabilities.

The following table summarizes first-quarter operating income:

Table 2
	Operating Income/(loss) Three Months ended March 31,
(in thousands)	2013	2012
Machine Clothing	$42,908	$30,845
Engineered Composites	(2,063)	29
Research expenses	(6,991)	(6,065)
Pension settlement charge - Unallocated	-	(9,175)
Unallocated expenses - other	(11,336)	(16,543)
Total	$22,518	($909)

Operating results were affected by restructuring, currency revaluation, and building sale gains, as described below:

Table 2a
	Expenses/(income) in Q1 2013 resulting from			Expenses/(income) in Q1 2012 resulting from
(in thousands)	Restructuring	Revaluation	Building Gain	Restructuring	Revaluation
Machine Clothing	$193	($743)	-	$673	$1,766
Engineered Composites	443	-	-	-	-
Unallocated expenses	-	2	(3,763)	(415)	2
Total	$636	($741)	($3,763)	$258	$1,768

Q1 2013 Other income/expense, net, was expense of $0.7 million. Other income/expense, net, in Q1 2012 was expense of $4.5 million, including losses of $3.8 million related to the revaluation of non-functional-currency intercompany balances.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 3
	Income/(loss) attributable to currency revaluation Three Months ended March 31,
(in thousands)	2013	2012
Operating income	$741	($1,768)
Other income/(expense), net	(9)	(3,832)
Total	$732	($5,600)

The Company’s effective income tax rate, exclusive of discrete tax items, was 34.0 percent for the first quarter of 2013. Q1 2013 income tax expense included a discrete tax charge of $0.2 million. For Q1 2012, income tax was a benefit of $10.0 million, which included a discrete tax benefit of $6.7 million related to the resolution of certain tax contingencies, as well as a tax benefit of $3.3 million related to the pension settlement charge.

The following tables summarize Adjusted EBITDA:

Table 4
Three Months ended March 31, 2013 (in thousands)	Machine Clothing	Engineered Composites	Research and Unallocated	Total Company
Income/(loss) from continuing operations	$42,908	($2,063)	($29,334)	$11,511
Interest expense, net	-	-	4,025	4,025
Income tax expense	-	-	6,248	6,248
Depreciation and amortization	11,561	1,701	2,612	15,874
EBITDA	54,469	(362)	(16,449)	37,658
Restructuring and other, net	193	443	-	636
Foreign currency revaluation losses/(gains)	(743)	-	11	(732)
Gain on sale of former manufacturing facility	-	-	(3,763)	(3,763)
Adjusted EBITDA	$53,919	$81	($20,201)	$33,799

Table 5
Three Months ended March 31, 2012 (in thousands)	Machine Clothing	Engineered Composites	Research and Unallocated	Total Company
Income/(loss) from continuing operations	$30,845	$29	($31,003)	($129)
Interest expense, net	-	-	4,644	4,644
Income tax (benefit)	-	-	(9,972)	(9,972)
Depreciation and amortization	12,053	1,405	2,569	16,027
EBITDA	42,898	1,434	(33,762)	10,570
Restructuring and other, net	673	-	(415)	258
Foreign currency revaluation losses	1,766	-	3,834	5,600
Pension settlement charge	-	-	9,175	9,175
Adjusted EBITDA	$45,337	$1,434	($21,168)	$25,603

Capital spending for equipment and software was $13.3 million for the first quarter of 2013, including $9.2 million for the Engineered Composites segment and its expansion associated with the LEAP program. Depreciation and amortization was $15.9 million for Q1 2013, compared to $16.0 million for Q1 2012.

CEO Comments

President and Chief Executive Officer Joe Morone said, “Q1 2013 was another solid quarter for Albany International, as the Company continues to execute, in both the near- and long-term, our cash flow-and-grow strategy. Compared to Q1 2012, sales improved by 4 percent (excluding currency effects) and Adjusted EBITDA by 32 percent. Also during Q1, the Company entered into a new, unsecured five-year credit agreement, which lowers our borrowing rate by almost 1 percent.

“Both AEC and MC again performed well. AEC sales grew by 22 percent compared to Q1 2012, and although EBITDA declined because of write-offs and losses associated with a legacy program in Boerne, the business remains on track for profitable growth. Construction of both LEAP plants and production of parts for testing are on schedule; maturation and industrialization of our production process, systems, and organization continue to advance; and development work on new advanced composite parts for both engine and airframe applications are also proceeding as planned.

“MC performance in the Americas was once again exceptional across the board. In Europe, sales and orders were stable, suggesting once again that the sharp declines that we experienced last year have given way to the more gradual erosion consistent with long-term trends. Only Asia did not perform to expectations; while our share appears to be holding, or even improving incrementally, softness in paper markets in China and Japan contributed to lower sales compared to Q1 of last year.

“Our 2013 outlook for both businesses remains unchanged. As we have stated many times, we view MC as a business with the potential to generate steady year-over-year Adjusted EBITDA. So even though Q1 Adjusted EBITDA was sharply higher than the comparable period a year ago, we continue to expect Adjusted EBITDA for the full-year 2013 to be comparable to 2012. We view the macro-economy as the primary source of short-term risk to this outlook -- both upside risk and down.

“In AEC, the revenue outlook for the foreseeable future will continue to be driven by growth in the LEAP program. For the balance of 2013, the focus in LEAP will remain on development engineering and production of test parts. We expect AEC’s revenue run-rate of the past two quarters to continue through the balance of the year and then to grow steadily for the next several years as our two LEAP plants enter into production.

“In short, performance in Q1 by both businesses was largely consistent with our expectations, and based on that performance, our outlook for the balance of the year and beyond remains unchanged.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “During Q1, the Company completed two important debt-related transactions. First, the Company utilized its bank credit facility to complete the redemption of all remaining 2.25 percent Convertible Senior Notes due 2026, of which an aggregate of $28.4 million in principal amount was outstanding. Second, on March 26, 2013, the Company reached an agreement with its banks to amend and extend our revolving credit agreement. Under the new agreement, which is now extended to March 26, 2018, the total amount available for borrowings was reduced from $390 million to $330 million, bringing it more in line with our expected borrowing needs. In addition, the interest rate margins over LIBOR were significantly reduced. At our current leverage ratio, the margin has been reduced from 2.25 percent to 1.375 percent. The primary terms, covenants, and conditions are similar to those contained in the last credit agreement. On the same date, we also amended our $150 million note agreement with Prudential to conform it to the new credit agreement. The total cost for the amendments to both facilities was $1.6 million. At current debt levels the total annual savings in interest and associated fees would be approximately $1.9 million.

“Despite good operating results, net debt increased $5.6 million, as compared to the end of 2012, to $134.6 million (see Table 8). As displayed in our cash flow statement, changes in our operating assets and liabilities mostly resulted in uses of cash. The most significant change was the $9 million reduction in accrued liabilities, which was mostly due to the payment of 2012 incentive compensation awards.

“Capital expenditures during the quarter were $13 million. As we discussed last quarter, capital expenditure activity (both payments and commitments) has increased significantly with the acceleration of the LEAP program. As we previously stated, we continue to expect that average capital spending, for the entire Company, during the five-year period 2012 to 2016 will be approximately $70 million per year. During the quarter, the Company also completed the sale of its production facility in Gosford, Australia, resulting in net proceeds of about $6.3 million.

“Our income tax rate for Q1 2013, exclusive of discrete tax adjustments, was approximately 34 percent. We expect the full-year tax rate for 2013 to remain in the mid-30 percent range. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes this quarter was $7.4 million and is expected to be about $25 million for the full year.”

The Company plans a webcast to discuss first-quarter 2013 financial results on Thursday, May 2, 2013, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, effective income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its effective Income tax rate, exclusive of Income tax adjustments, by removing Income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, and Depreciation and Amortization to Net income. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, and then adding or subtracting revaluation losses or gains and subtracting building share gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized for the most recent reporting period, the full-year tax rate for the comparable period of the prior year, and the weighted average number of shares outstanding for each period.

Table 6 Quarter ended March 31, 2013
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$636	$216	$420	31,496	$0.01
Foreign currency revaluation gains	732	249	483	31,496	0.02
Gain on sale of former manufacturing facility	3,763	1,279	2,484	31,496	0.08
Net discrete income tax charge	-	210	210	31,496	0.01

Table 7 Quarter ended March 31, 2012
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$258	$99	$159	31,309	$0.01
Foreign currency revaluation losses	5,600	2,156	3,444	31,309	0.11
Pension settlement charge	9,175	3,299	5,876	31,309	0.19
Net discrete income tax benefit	-	6,733	6,733	31,309	0.22

The following table contains the calculation of net debt:

Table 8
(in thousands)	March 31, 2013	December 31, 2012
Notes and loans payable	$780	$586
Current maturities of long-term debt	55,014	83,276
Long-term debt	278,622	235,877
Total debt	334,416	319,739
Cash	199,833	190,718
Net debt	$134,583	$129,021

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2013 and in future years; sales, EBITDA, Adjusted EBITDA and operating income expectations in 2013 and in future periods in each of the Company’s businesses and for the Company as a whole, the timing and impact of production and development programs in the Company’s AEC business segment; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future revaluation gains and losses, and the Company’s ability to reduce costs. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,

	2013	2012

Net sales	$186,654	$180,077
Cost of goods sold	113,885	111,791

Gross profit	72,769	68,286
Selling, general, and administrative expenses	36,553	47,023
Technical, product engineering, and research expenses	13,062	12,739
Restructuring and other, net	636	258
Pension settlement expense	-	9,175

Operating income/(loss)	22,518	(909)
Interest expense, net	4,025	4,644
Other expense, net	734	4,548

Income/(loss) before income taxes	17,759	(10,101)
Income tax expense/(benefit)	6,248	(9,972)

Income/(loss) from continuing operations	11,511	(129)

Income from operations of discontinued business	-	2,016
Gain on sale of discontinued business	-	57,968
Income taxes on discontinued operations	-	12,814
Income from discontinued operations	-	47,170
Net income	$11,511	$47,041

Earnings per share - Basic
Income from continuing operations	$0.37	$0.00
Discontinued operations	0.00	1.50
Net income	$0.37	$1.50

Earnings per share - Diluted
Income from continuing operations	$0.36	$0.00
Discontinued operations	0.00	1.49
Net income	$0.36	$1.49

Shares used in computing earnings per share:
Basic	31,496	31,309
Diluted	31,782	31,533

Dividends per share	$0.14	$0.13

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$199,833	$190,718
Accounts receivable, net	171,483	171,535
Inventories	121,032	119,183
Income taxes receivable and deferred	20,473	20,594
Prepaid expenses and other current assets	13,986	10,435
Total current assets	526,807	512,465

Property, plant and equipment, net	411,398	420,154
Intangibles	790	848
Goodwill	74,876	76,522
Deferred taxes	113,237	123,886
Other assets	24,211	22,822
Total assets	$1,151,319	$1,156,697

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$780	$586
Accounts payable	35,309	35,117
Accrued liabilities	101,435	103,257
Current maturities of long-term debt	55,014	83,276
Income taxes payable and deferred	7,648	13,552
Total current liabilities	200,186	235,788

Long-term debt	278,622	235,877
Other noncurrent liabilities	130,586	136,012
Deferred taxes and other credits	49,547	55,509
Total liabilities	658,941	663,186

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,827,227 in 2013 and 36,642,204 in 2012	37	37
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2013 and 2012	3	3
Additional paid in capital	396,998	395,381
Retained earnings	442,865	435,775
Accumulated items of other comprehensive income:
Translation adjustments	(18,947)	(7,659)
Pension and postretirement liability adjustments	(68,315)	(69,484)
Derivative valuation adjustment	(2,599)	(2,878)
Treasury stock (Class A), at cost 8,467,873 shares in 2013 and 2012	(257,664)	(257,664)
Total shareholders' equity	492,378	493,511
Total liabilities and shareholders' equity	$1,151,319	$1,156,697

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$11,511	$47,041
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	14,211	14,345
Amortization	1,663	1,786
Noncash interest expense	-	405
Change in long-term liabilities, deferred taxes and other credits	3,873	(67,119)
Write-off of pension liability adjustment due to settlement	-	8,153
Provision for write-off of property, plant and equipment	44	(477)
(Gain) on disposition of assets	(3,763)	(57,968)
Excess tax benefit of options exercised	(352)	(3)
Compensation and benefits paid or payable in Class A Common Stock	(698)	837

Changes in operating assets and liabilities, net of business divestitures:
Accounts receivable	(1,723)	3,368
Inventories	(2,988)	(3,912)
Prepaid expenses and other current assets	(3,577)	(1,616)
Income taxes prepaid and receivable	152	6,560
Accounts payable	547	6,174
Accrued liabilities	(8,983)	(1,815)
Income taxes payable	(5,318)	1,956
Other, net	(438)	(383)
Net cash provided by/(used in) operating activities	4,161	(42,668)

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(13,188)	(4,309)
Purchased software	(93)	(30)
Proceeds from sale of assets	6,268	-
Proceeds from sale of discontinued operations, net of expenses	-	112,573
Net cash (used in)/provided by investing activities	(7,013)	108,234

FINANCING ACTIVITIES
Proceeds from borrowings	46,868	9,000
Principal payments on debt	(32,183)	(57,242)
Proceeds from options exercised	1,964	189
Excess tax benefit of options exercised	352	3
Debt acquisition costs	(1,563)	-
Dividends paid	-	(4,069)
Net cash provided by/(used in) financing activities	15,438	(52,119)

Effect of exchange rate changes on cash and cash equivalents	(3,471)	8,569

Increase in cash and cash equivalents	9,115	22,016
Cash and cash equivalents at beginning of period	190,718	118,909
Cash and cash equivalents at end of period	$199,833	$140,925

CONTACT:
Investors:
Albany International Corp.
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Albany International Corp.
Susan Siegel, 603-330-5866
susan.siegel@albint.com
or
Kekst and Company for Albany International
Michael Herley, 212-521-4897
michael-herley@kekst.com